Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner, (269) 961-3799

Kellogg Company Reports Strong 2020 Results and Issues 2021 Financial Guidance
BATTLE CREEK, Mich. - February 11, 2021 - Kellogg Company (NYSE: K) today announced fourth quarter and full year 2020 results and provided a financial outlook for 2021.

Highlights:
•Since the onset of the COVID-19 pandemic, Kellogg has executed well against its priorities of ensuring employees' health and safety, supplying food to the marketplace, and aiding its communities.
•The Company finished the year with results that were on or better than its guidance for each of its key metrics: organic net sales, currency-neutral adjusted operating profit, currency-neutral adjusted earnings per share, and cash flow.
•The Company delivered fourth quarter and full year net sales growth on a reported and organic basis, underpinned by strong in-market performance.
•Fourth quarter and full year 2020 operating profit and earnings per share increased year on year, even as fourth quarter earnings per share were negatively impacted by expenses related to the redemption of debt in December.
•The company generated better-than-expected cash from operating activities in 2020, enabling it to reduce its debt for greater financial flexibility.
•Despite continued uncertainty during the pandemic, the Company issued 2021 financial guidance that implies growth on a two-year basis that is consistent with its goal of balanced financial delivery.
•The Company announced an increase in its quarterly dividend rate in the second quarter, and its intention to resume share repurchases this year.

    "The year 2020 was a year unlike any other, one in which the world faced unprecedented challenges," said Steve Cahillane, Kellogg Company's Chairman and Chief Executive Officer. "With the priorities of keeping our employees safe, supplying food to the marketplace, and aiding our communities, we have managed well through the pandemic, while also delivering exceptional results. None of this would have been possible without the dedication, resilience, and agility of our Kellogg colleagues around the world."

Mr. Cahillane added, "We enter 2021 with solid momentum, and I remain confident that Kellogg will emerge from this pandemic a stronger Company. We've enhanced capabilities, reached incremental households, invested in our supply chain, and improved our financial flexibility. We are on sound footing for continued balanced financial delivery."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days, including the 53rd week. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended			Year ended
(millions, except per share data)	January 2, 2021	December 28, 2019	% Change	January 2, 2021	December 28, 2019	% Change
Reported Net Sales	$3,464	$3,223	7.5%	$13,770	$13,578	1.4%
Currency-Neutral Net Sales *	$3,475	$3,223	7.8%	$13,974	$13,578	2.9%
Organic Net Sales *	$3,303	$3,223	2.5%	$13,802	$13,017	6.0%

Reported Operating Profit	$385	$360	7.1%	$1,761	$1,401	25.7%
Adjusted Operating Profit *	$410	$403	1.6%	$1,811	$1,764	2.6%
Currency-Neutral Adjusted Operating Profit *	$406	$403	0.6%	$1,827	$1,764	3.5%

Reported Diluted Earnings Per Share	$0.59	$0.42	40.5%	$3.63	$2.80	29.6%
Adjusted Diluted Earnings Per Share *	$0.86	$0.91	(5.5)%	$3.99	$3.94	1.3%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$0.85	$0.91	(6.6)%	$4.03	$3.94	2.3%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Fourth Quarter & Full Year 2020 Consolidated Results
    Kellogg's fourth quarter 2020 GAAP (or "reported") net sales increased by approximately 8% year on year aided by an additional week in the fiscal year. On an organic basis, net sales increased by 2.5% year on year, as all four Regions posted growth.
    Full year reported net sales increased by approximately 1% year on year, as the absence of results from businesses divested in 2019 and adverse currency translation were more than offset by business momentum, elevated demand for food at home brought on by the COVID-19 pandemic, and a 53rd week in the fiscal year. On an organic basis, net sales increased by approximately 6%.
    Fourth quarter 2020 reported operating profit increased by approximately 7% versus the prior-year quarter, due to the impact of higher net sales, an additional week in the fiscal quarter, and a decrease in one-time charges which more than offset incremental COVID-related costs and a double-digit increase in advertising and consumer promotion. Adjusted and currency-neutral adjusted operating profit increased by almost 2% and 1%, respectively.
    Full year reported operating profit increased approximately 26% year on year largely due to a significant reduction in one-time charges. On an adjusted basis, operating profit increased by nearly 3%, as the impact of higher net sales and a 53rd week in the fiscal year more than offset the absence of results from the divested businesses, incremental COVID-related costs, and adverse currency translation. Excluding currency translation, adjusted operating profit increased by approximately 4%.

    Fourth quarter 2020 reported earnings per share improved 40% year over year primarily due to a significant reduction in one-time charges. On an adjusted basis, earnings per share declined approximately 6%, principally due to incremental expenses related to the redemption of debt, which more than offset higher adjusted-basis operating profit. On a currency-neutral adjusted basis, earnings per share declined approximately 7% as currency translation was modestly favorable in the fourth quarter.
    Full year reported earnings per share increased 30% from the prior year due primarily to reduced one-time charges and a lower reported effective tax rate, more than offsetting the absence of results from divested businesses. On an adjusted basis, earnings per share increased approximately 1%, as higher adjusted operating profit and other income more than offset the absence of divested businesses and a higher adjusted tax rate. On a currency-neutral basis, adjusted earnings per share increased by approximately 2%.
Fourth Quarter and Full Year 2020 Business Performance
Please refer to the segment tables in the back of this document.
Since the onset of the COVID-19 pandemic, the Company has prioritized keeping employees safe, supplying food to the marketplace, aiding its communities, and preserving financial flexibility. Throughout the year, the Company made significant investments in overtime pay, safety and sanitation supplies and protocols in its manufacturing facilities, distribution centers and across the sales organization. In order to meet the elevated demand for its products amidst stay-at-home guidelines and travel restrictions around the world, the Company increased production, focused on fewer items, and invested in its employees, warehousing labor, and transportation capacity. And in support of its communities, the Company and its charitable funds donated significant amounts of cash and food since the beginning of the crisis.
Kellogg Company's primary financial objective in 2020 was to deliver sustainable, balanced net sales, profitability and cash flow growth through the continued execution of the Company's Deploy for Growth strategy. It delivered on this objective, meeting or exceeding its twice-raised guidance for key financial metrics, including organic-basis net sales growth, currency-neutral adjusted-basis operating profit growth, currency-neutral adjusted-basis earnings per share growth, and better-than-expected cash flow.
Kellogg North America's reported net sales in the fourth quarter increased by approximately 8%, aided by the inclusion of an additional week in the fiscal quarter. On an organic basis, net sales improved by less than 1%, as the impact of continued consumption growth across its categories in retail channels was offset by shipment timing in certain categories and by continued declines in away-from-home channels. Kellogg North America's reported operating profit increased by 6%, primarily reflecting an additional week in the fiscal quarter, and partially offset by incremental COVID-related costs and increased advertising and consumer promotion investment. On an adjusted and currency-neutral adjusted basis, operating profit increased approximately 6%.
    For the full year, Kellogg North America's reported net sales declined by less than half a percent, primarily due to the absence of results from divested businesses, partially offset by the inclusion of a 53rd week in the fiscal year. On an organic basis, net sales increased by 5%, featuring growth in cereal, snacks, and frozen foods, as elevated at-home demand during the pandemic more than offset declines in away-from-home channels. Kellogg North America's reported operating profit increased 21% primarily due to lower one-time charges, and the impact of higher net sales, which more than offset incremental COVID-related costs and the absence of results from divested businesses. On an adjusted basis, operating profit increased 3%.

    Kellogg Europe's reported net sales in the fourth quarter increased by approximately 15%, driven by business momentum and an additional week in the fiscal quarter. On an organic basis, net sales increased by more than 7%, again led by cereal, whose demand has remained elevated during the pandemic, and by snacks, which returned to growth after pandemic-related softness in the previous two quarters. Kellogg Europe's reported operating profit increased by approximately 32%, due to lower one-time charges, the impact of higher net sales, and an extra week in the fiscal quarter, partially offset by incremental COVID-

related costs and increased advertising and consumer promotion. On an adjusted basis, operating profit increased by approximately 16%, and 11% on a currency-neutral adjusted basis.
    For the full year, Kellogg Europe's reported net sales increased by approximately 7%, driven by business momentum and a 53rd week in the fiscal year. On an organic basis, net sales increased by over 5%, on elevated demand for cereal during the pandemic, as well as strong share gains across key markets. Full year reported operating profit increased approximately 35%, due to lower one-time charges and the impact of higher net sales. On a adjusted basis, operating profit increased by 11%, and on a currency-neutral adjusted basis, operating profit increased by approximately 10%.
    Kellogg Latin America's reported net sales in the fourth quarter decreased by approximately 2% due to adverse foreign currency translation and the absence of divested businesses. On an organic basis, net sales grew by nearly 10% driven by elevated demand for cereal across the region, and strong Pringles growth in Brazil. Kellogg Latin America's reported operating profit declined by approximately 46% in the fourth quarter, reflecting costs related to new labeling regulations in Mexico, higher advertising and consumer promotion investment, and adverse currency translation. On an adjusted basis, operating profit declined approximately 58%, with currency-neutral adjusted operating profit declining approximately 55%.
    For the full year, Kellogg Latin America's reported net sales declined by less than 3% due to adverse currency translation. On an organic basis, net sales increased by approximately 12%, with broad-based growth across the Region, including growth in snacks, cereal, and frozen foods. Kellogg Latin America's full year reported operating profit increased 14% as the impact of higher net sales and reduced one-time charges more than offset adverse currency translation. On an adjusted basis, operating profit declined by approximately 2%, while on a currency-neutral adjusted basis, operating profit increased approximately 11%.
    Kellogg Asia Pacific, Middle East and Africa's ("AMEA") reported net sales in the fourth quarter increased by approximately 4%, as adverse currency translation was more than offset by the impact of an additional week in the fiscal quarter, and organic-basis growth of over 2%. Growth was driven by strong cereal demand and growth in Pringles, as well as expansion and growth of noodles in Africa and the Middle East. It was partially offset by pandemic-related school closings in North Africa, resulting in the cancellation of school feeding programs, and by civil unrest in Nigeria that disrupted all commerce for almost two weeks early in the quarter. Kellogg AMEA's reported operating profit increased by approximately 20% in the fourth quarter, aided by lower one-time charges, positive currency translation, and an additional week in the fiscal quarter. On an adjusted basis, operating profit grew 11%, and on a currency-neutral, adjusted basis, it grew by approximately 9%.
    For the full year, Kellogg AMEA's reported net sales increased by approximately 5% with adverse currency translation more than offsetting the impact of a 53rd week in the fiscal year. On an organic basis, net sales increased by approximately 8%, with strong growth in cereal, noodles, and Pringles, and with growth across Asia, Australia, Africa, and the Middle East. Kellogg AMEA's reported operating profit increased approximately 4%, due to the impact of higher net sales, and with adverse currency translation offsetting the contribution of a 53rd week in the fiscal year. On an adjusted basis, operating profit increased by approximately 4%, and on a currency-neutral adjusted basis, operating profit increased by approximately 6%.

2021 Full-Year Financial Guidance
The Company issued its initial financial guidance for 2021. Specifically, the Company is projecting:
•Organic net sales to decrease by approximately (1)%, as it compares against unusually strong, COVID-related growth in the prior year; this implies a 2-year compound annual growth of about 2.5%.
•Adjusted operating profit on a currency-neutral basis is expected to decline by approximately (2)%, as it compares against unusually strong, COVID-related growth and a 53rd week in the prior year; this implies a 2-year compound annual growth of 3-4%, after excluding the profit of since-divested businesses from the 2019 base.
•Adjusted earnings per share, on a currency-neutral basis, is expected to increase by approximately 1%; this implies a 2-year compound annual growth of 4-5% after excluding the profit of since-divested businesses from the 2019 base.
•Net cash provided by operating activities is expected to be approximately $1.6 billion, with capital expenditure of about $0.5 billion. As a result, cash flow is expected to be approximately $1.1 billion.

Excluded from this guidance, are any significant supply chain or other prolonged market disruptions related to the pandemic or global economy.
Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, February 11, 2021 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
    At Kellogg Company (NYSE: K), we are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2020 were approximately $13.8 billion, comprised principally of snacks and convenience foods like cereal, frozen foods, and noodles. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days including the 53rd week, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.

•Adjusted: operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, gain/loss on divestiture, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, gain/loss on divestiture, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan withdrawal liabilities, the gain/loss on divestiture, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate, and other impacts to tax expense, including U.S. Tax Reform and certain out-of-period adjustments, on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents and marketable securities. With respect to net debt, cash and cash equivalents and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

    Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days, including 53rd week. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, gains or losses on divestitures, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2021:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		$30 - $40M	$0.09-$0.12
Income tax impact applicable to adjustments, net**			$0.03
Currency-neutral adjusted guidance *		~(2)%	~1%
Organic guidance *	~(1)%
* 2021 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2021 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2021
Net cash provided by (used in) operating activities	~$1.6
Additions to properties	~($0.5)
Cash Flow	~$1.1

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results

(including components of our financial results), and cash flows and liquidity, the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls;
business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net sales	$3,464	$3,223	$13,770	$13,578
Cost of goods sold	2,279	2,135	9,043	9,197
Selling, general and administrative expense	800	728	2,966	2,980
Operating profit	385	360	1,761	1,401
Interest expense	85	63	281	284
Other income (expense), net	(30)	(59)	121	188
Income before income taxes	270	238	1,601	1,305
Income taxes	55	84	323	321
Earnings (loss) from unconsolidated entities	(7)	(2)	(14)	(7)
Net income (loss)	$208	$152	$1,264	$977
Net income (loss) attributable to noncontrolling interests	3	7	13	17
Net income (loss) attributable to Kellogg Company	$205	$145	$1,251	$960
Per share amounts:
Basic earnings	$0.60	$0.43	$3.65	$2.81
Diluted earnings	$0.59	$0.42	$3.63	$2.80
Average shares outstanding:
Basic	344	341	343	341
Diluted	346	343	345	343
Actual shares outstanding at period end			344	342

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
(unaudited)	January 2, 2021	December 28, 2019
Operating activities
Net income	$1,264	$977
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	479	484
Postretirement benefit plan expense (benefit)	(77)	(89)
Deferred income taxes	69	47
Stock compensation	76	56
Multi-employer pension plan exit liability	(5)	132
Other	(16)	(36)
Tax payment related to divestitures	—	(255)
Postretirement benefit plan contributions	(32)	(28)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	75	(145)
Inventories	(54)	2
Accounts payable	(9)	(9)
All other current assets and liabilities	216	40
Net cash provided by (used in) operating activities	1,986	1,176
Investing activities
Additions to properties	(505)	(586)
Purchases of marketable securities	(250)	—
Sales of marketable securities	250	—
Purchases of available for sale securities	(81)	(18)
Sales of available for sale securities	19	83
Acquisitions, net of cash acquired	—	(8)
Divestiture, net of cash disposed	(7)	1,332
Acquisition of cost method investments	(4)	(1)
Other	(7)	(28)
Net cash provided by (used in) investing activities	(585)	774
Financing activities
Net (reductions) of notes payable	(6)	(25)
Issuances of long-term debt	557	80
Reductions of long-term debt	(1,229)	(1,009)
Debt redemption costs	(20)	(17)
Net issuances of common stock	112	64
Common stock repurchases	—	(220)
Cash dividends	(782)	(769)
Collateral received on derivative instruments	(19)	—
Other	(1)	(9)
Net cash provided by (used in) financing activities	(1,388)	(1,905)
Effect of exchange rate changes on cash and cash equivalents	25	31
Increase (decrease) in cash and cash equivalents	38	76
Cash and cash equivalents at beginning of period	397	321
Cash and cash equivalents at end of period	435	397
Supplemental financial data:
Net cash provided by (used in) operating activities	$1,986	$1,176
Additions to properties	(505)	(586)
Cash Flow (operating cash flow less property additions) (a)	$1,481	$590

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	January 2, 2021	December 28, 2019
	(unaudited)	*
Current assets
Cash and cash equivalents	$435	$397
Accounts receivable, net	1,537	1,576
Inventories, net	1,284	1,226
Other current assets	226	232
Total current assets	3,482	3,431
Property, net	3,713	3,612
Operating lease right-of-use assets	658	541
Goodwill	5,799	5,861
Other intangibles, net	2,491	2,576
Investments in unconsolidated entities	391	404
Other assets	1,462	1,139
Total assets	$17,996	$17,564
Current liabilities
Current maturities of long-term debt	$627	$620
Notes payable	102	107
Accounts payable	2,471	2,387
Current operating lease liabilities	117	114
Accrued advertising and promotion	776	641
Other current liabilities	1,145	909
Total current liabilities	5,238	4,778
Long-term debt	6,746	7,195
Operating lease liabilities	520	433
Deferred income taxes	562	596
Pension liability	769	705
Other liabilities	525	543
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	972	921
Retained earnings	8,326	7,859
Treasury stock, at cost	(4,559)	(4,690)
Accumulated other comprehensive income (loss)	(1,732)	(1,448)
Total Kellogg Company equity	3,112	2,747
Noncontrolling interests	524	567
Total equity	3,636	3,314
Total liabilities and equity	$17,996	$17,564

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended January 2, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(4)	$5	$(1)	$(90)	$—	$(91)	$(0.26)
Business and portfolio realignment (pre-tax)	3	20	(23)	8	—	(16)	(0.05)
Gain (loss) on divestiture (pre-tax)	—	—	—	(8)	—	(8)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	(23)	23	0.06
Foreign currency impact	(13)	(2)	4	(1)	2	2	0.01
Adjustments to adjusted basis	$(14)	$23	$(20)	$(90)	$(21)	$(90)	$(0.26)

	Quarter ended December 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(3)	$2	$1	$(119)	$—	$(118)	$(0.34)
Project K (pre-tax)	5	11	(16)	—	—	(16)	$(0.05)
Brexit impacts (pre-tax)	2	—	(2)	—	—	(2)	$(0.01)
Business and portfolio realignment (pre-tax)	6	20	(26)	5	—	(21)	$(0.06)
Income tax impact applicable to adjustments, net*	—	—	—	—	(29)	29	$0.09
Out-of-period adjustment	—	—	—	—	39	(39)	$(0.12)
Adjustments to adjusted basis	10	33	(43)	(114)	10	(167)	$(0.49)
Note: Tables may not foot due to rounding.
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Year ended January 2, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$6	$2	$(8)	$(154)	$—	$(162)	$(0.47)
Business and portfolio realignment (pre-tax)	7	39	(46)	8	—	(38)	(0.11)
Multi-employer pension plan withdrawal (pre-tax)	(5)	—	5	—	—	5	0.01
Gain (loss) on divestiture (pre-tax)	—	—	—	(8)	—	(8)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	(45)	45	0.13
U.S. Tax Reform	—	—	—	—	(32)	32	0.10
Foreign currency impact	(147)	(41)	(16)	(1)	(3)	(13)	(0.04)
Adjustments to adjusted basis	$(139)	$—	$(66)	$(153)	$(80)	$(139)	$(0.40)

	Year ended December 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$4	$2	$(7)	$(98)	$—	$(104)	$(0.30)
Project K (pre-tax)	35	19	(54)	—	—	(54)	(0.15)
Brexit impacts (pre-tax)	9	—	(9)	—	—	(9)	(0.02)
Business and portfolio realignment (pre-tax)	17	144	(161)	5	—	(156)	(0.46)
Multi-employer pension plan withdrawal (pre-tax)	132	—	(132)	—	—	(132)	(0.39)
Gain (loss) on divestiture (pre-tax)	—	—	—	55	—	55	0.16
Income tax impact applicable to adjustments, net*	—	—	—	—	(50)	50	0.14
Out-of-period adjustment	—	—	—	—	39	(39)	(0.12)
Adjustments to adjusted basis	$198	$165	$(363)	$(38)	$(11)	$(389)	$(1.14)
Note: Tables may not foot due to rounding.
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended January 2, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,038	$608	$229	$590	$—	$3,464
Foreign currency impact on total business (inc)/dec	2	23	(26)	(11)	—	(11)
Currency-neutral net sales	$2,036	$584	$255	$600	$—	$3,475
Impact of 53rd week	134	22	—	18	—	174
Foreign currency impact on 53rd week (inc)/dec	—	(1)	—	(1)	—	(2)
Organic net sales	$1,902	$564	$255	$583	$—	$3,303

Quarter ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$1,894	$526	$233	$570	$—	$3,223

% change - 2020 vs. 2019:
Reported growth	7.5%	15.4%	(1.7)%	3.5%	—%	7.5%
Foreign currency impact on total business (inc)/dec	0.1%	4.5%	(11.3)%	(1.9)%	—%	(0.3)%
Currency-neutral growth	7.4%	10.9%	9.6%	5.4%	—%	7.8%
Impact of 53rd week	7.1%	4.1%	—%	3.3%	—%	5.4%
Foreign currency impact on 53rd week (inc)/dec	—%	(0.3)%	—%	(0.1)%	—%	(0.1)%
Organic growth	0.3%	7.1%	9.6%	2.2%	—%	2.5%
Volume (tonnage)	(1.2)%	5.1%	7.3%	(8.2)%	—%	(1.4)%
Pricing/mix	1.5%	2.0%	2.3%	10.4%	—%	3.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Year ended January 2, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,361	$2,232	$914	$2,263	$—	$13,770
Foreign currency impact on total business (inc)/dec	(7)	13	(133)	(77)	—	(204)
Currency-neutral net sales	$8,368	$2,219	$1,048	$2,340	$—	$13,974
Impact of 53rd week	134	22	—	18	—	174
Foreign currency impact on 53rd week (inc)/dec	—	(1)	—	(1)	—	(2)
Organic net sales	$8,234	$2,198	$1,048	$2,322	$—	$13,802

Year ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,390	$2,092	$940	$2,156	$—	$13,578
Divestitures	556	—	6	—	—	562
Organic net sales	$7,834	$2,092	$935	$2,156	$—	$13,017

% change - 2020 vs. 2019:
Reported growth	(0.4)%	6.7%	(2.8)%	5.0%	—%	1.4%
Foreign currency impact on total business (inc)/dec	(0.1)%	0.7%	(14.2)%	(3.5)%	—%	(1.5)%
Currency-neutral growth	(0.3)%	6.0%	11.4%	8.5%	—%	2.9%
Divestitures	(7.1)%	—%	(0.7)%	—%	—%	(4.5)%
Impact of 53rd week	1.7%	1.0%	—%	0.8%	—%	1.4%
Foreign currency impact on 53rd week (inc)/dec	—%	(0.1)%	—%	—%	—%	—%
Organic growth	5.1%	5.1%	12.1%	7.7%	—%	6.0%
Volume (tonnage)	4.8%	5.3%	8.9%	4.2%	—%	5.1%
Pricing/mix	0.3%	(0.2)%	3.2%	3.5%	—%	0.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year ended
(millions)	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Reported gross profit	$1,185	$1,088	$4,727	$4,381
Mark-to-market	4	3	(6)	(4)
Project K	—	(5)	—	(35)
Brexit impacts	—	(2)	—	(9)
Business and portfolio realignment	(3)	(6)	(7)	(17)
Multi-employer pension plan withdrawal	—	—	5	(132)
Adjusted gross margin	1,184	1,098	4,735	4,579
Foreign currency impact	2	—	(57)	—
Currency-neutral adjusted gross profit	$1,182	$1,098	$4,792	$4,579
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended			Year ended
	January 2, 2021	December 28, 2019	Increase/(Decrease)	January 2, 2021	December 28, 2019	Increase/(Decrease)
Reported gross margin	34.2%	33.8%	0.4%	34.3%	32.3%	2.0%
Mark-to-market	0.1%	0.1%	—%	(0.1)%	—%	(0.1)%
Project K	—%	(0.1)%	0.1%	—%	(0.3)%	0.3%
Brexit impacts	—%	(0.1)%	0.1%	—%	—%	—%
Business and portfolio realignment	(0.1)%	(0.2)%	0.1%	—%	(0.1)%	0.1%
Multi-employer pension plan withdrawal	—%	—%	—%	—%	(1.0)%	1.0%
Adjusted gross margin	34.2%	34.1%	0.1%	34.4%	33.7%	0.7%
Foreign currency impact	0.2%	—%	0.2%	0.1%	—%	0.1%
Currency-neutral adjusted gross margin	34.0%	34.1%	(0.1)%	34.3%	33.7%	0.6%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended January 2, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$323	$78	$13	$59	$(87)	$385
Mark-to-market	$—	$—	$—	$—	$(1)	$(1)
Business and portfolio realignment	$(9)	$(6)	$—	$(4)	$(3)	$(23)
Adjusted operating profit	$332	$84	$13	$64	$(83)	$410
Foreign currency impact	$—	$4	$(1)	$1	$—	$4
Currency-neutral adjusted operating profit	$332	$81	$14	$63	$(83)	$406

Quarter ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$305	$59	$24	$50	$(77)	$360
Mark-to-market	$—	$—	$—	$—	$1	$1
Project K	$(5)	$(1)	$(7)	$—	$(3)	$(16)
Brexit impacts	$—	$(2)	$—	$—	$—	$(2)
Business and portfolio realignment	$(3)	$(11)	$(1)	$(8)	$(3)	$(26)
Adjusted operating profit	$314	$72	$31	$57	$(71)	$403

% change - 2020 vs. 2019:
Reported growth	5.8%	31.7%	(45.6)%	19.6%	(12.9)%	7.1%
Mark-to-market	—%	—%	—%	—%	(2.7)%	(0.5)%
Project K and cost reduction activities	1.8%	1.3%	11.8%	—%	5.0%	4.6%
Brexit impacts	—%	3.8%	—%	—%	—%	0.5%
Business and portfolio realignment	(2.0)%	10.3%	0.5%	8.6%	1.3%	0.9%
Adjusted growth	6.0%	16.3%	(57.9)%	11.0%	(16.5)%	1.6%
Foreign currency impact	0.1%	4.9%	(2.7)%	1.6%	0.6%	1.0%
Currency-neutral adjusted growth	5.9%	11.4%	(55.2)%	9.4%	(17.1)%	0.6%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year ended January 2, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$1,473	$302	$97	$202	$(312)	$1,761
Mark-to-market	—	—	—	—	(8)	(8)
Business and portfolio realignment	(8)	(9)	(5)	(17)	(7)	(46)
Multi-employer pension plan withdrawal	5	—	—	—	—	5
Adjusted operating profit	$1,477	$311	$102	$218	$(297)	$1,811
Foreign currency impact	(1)	1	(13)	(5)	2	(16)
Currency-neutral adjusted operating profit	$1,478	$309	$115	$224	$(299)	$1,827

Year ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$1,215	$223	$85	$195	$(316)	$1,401
Mark-to-market	—	—	—	—	(7)	(7)
Project K	(29)	(3)	(15)	(4)	(4)	(54)
Brexit impacts	—	(9)	—	—	—	(9)
Business and portfolio realignment	(58)	(46)	(4)	(12)	(42)	(161)
Multi-employer pension plan withdrawal	(132)	—	—	—	—	(132)
Adjusted operating profit	$1,434	$280	$104	$211	$(264)	$1,764

% change - 2020 vs. 2019:
Reported growth	21.3%	35.4%	14.2%	3.5%	1.2%	25.7%
Mark-to-market	—%	—%	—%	—%	(0.6)%	—%
Project K	2.8%	1.7%	17.3%	1.9%	1.2%	4.6%
Brexit impacts	—%	5.1%	—%	—%	—%	0.8%
Business and portfolio realignment	4.6%	17.8%	(1.2)%	(2.1)%	13.1%	9.1%
Multi-employer pension plan withdrawal	10.9%	—%	—%	—%	—%	8.6%
Adjusted growth	3.0%	10.8%	(1.9)%	3.7%	(12.5)%	2.6%
Foreign currency impact	(0.1)%	0.5%	(12.6)%	(2.4)%	0.8%	(0.9)%
Currency-neutral adjusted growth	3.1%	10.3%	10.7%	6.1%	(13.3)%	3.5%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Reported income taxes	$55	$84	$323	$321
Mark-to-market	(20)	(28)	(39)	(24)
Project K	—	(6)	—	(14)
Brexit impacts	—	—	—	(1)
Business and portfolio realignment	(1)	4	(6)	(35)
Multi-employer pension plan withdrawal	—	—	1	(31)
Gain (loss) on divestiture	(1)	—	(1)	55
U.S. Tax Reform	—	—	(32)	—
Out-of-period adjustment	—	39	—	39
Adjusted income taxes	$78	$75	$401	$333
Reported effective tax rate	20.5%	35.5%	20.2%	24.6%
Mark-to-market	(0.4)%	4.1%	(0.4)%	0.1%
Project K	—%	(0.3)%	—%	(0.1)%
Brexit impacts	—%	—%	—%	0.1%
Business and portfolio realignment	0.5%	2.1%	0.1%	(0.1)%
Multi-employer pension plan withdrawal	—%	—%	—%	(0.1)%
Gain (loss) on divestiture	0.2%	—%	—%	2.5%
U.S. Tax Reform	—%	—%	(1.8)%	—%
Out-of-period adjustment	—%	10.5%	—%	2.7%
Adjusted effective tax rate	20.3%	19.1%	22.2%	19.5%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Reported EPS	$0.59	$0.42	$3.63	$2.80
Mark-to-market (pre-tax)	(0.26)	(0.34)	(0.47)	(0.30)
Project K (pre-tax)	—	(0.05)	—	(0.15)
Brexit impacts (pre-tax)	—	(0.01)	—	(0.02)
Business and portfolio realignment (pre-tax)	(0.05)	(0.06)	(0.11)	(0.46)
Multi-employer pension plan withdrawal (pre-tax)	—	—	0.01	(0.39)
Gain (loss) on divestiture (pre-tax)	(0.02)	—	(0.02)	0.16
Income tax impact applicable to adjustments, net*	0.06	0.09	0.13	0.14
U.S. Tax Reform	—	—	0.10	—
Out-of-period adjustment	—	(0.12)	—	(0.12)
Adjusted EPS	$0.86	$0.91	$3.99	$3.94
Foreign currency impact	0.01	—	(0.04)	—
Currency-neutral adjusted EPS	$0.85	$0.91	$4.03	$3.94
Note: Tables may not foot due to rounding.
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - fourth quarter 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Impact of 53rd week	Foreign Currency impact on 53rd week	Organic Net Sales
Snacks	7.0%	0.1%	6.9%	—%	6.9%	—%	—%
Cereal	6.6%	0.2%	6.4%	—%	7.6%	—%	(1.2)%
Frozen	12.2%	0.1%	12.1%	—%	6.7%	(0.1)%	5.5%

Net sales % change - full year 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Impact of 53rd week	Foreign Currency impact on 53rd week	Organic Net Sales
Snacks	(7.2)%	—%	(7.2)%	(12.2)%	1.7%	—%	3.3%
Cereal	8.5%	(0.2)%	8.7%	—%	1.9%	(0.1)%	6.9%
Frozen	9.6%	(0.1)%	9.7%	—%	1.6%	—%	8.1%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	January 2, 2021	December 28, 2019	December 29, 2018
Notes payable	$102	$107	$176
Current maturities of long-term debt	627	620	510
Long-term debt	6,746	7,195	8,207
Total debt liabilities	7,475	7,922	8,893
Less:
Cash and cash equivalents	(435)	(397)	(321)
Net debt	$7,040	$7,525	$8,572

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Year ended
(millions, unaudited)	January 2, 2021	December 28, 2019	December 29, 2018
Operating activities
Net Income	$1,264	$977	$1,344
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	479	484	516
Postretirement benefit plan expense (benefit)	(77)	(89)	170
Deferred income taxes	69	47	46
Stock compensation	76	56	59
Multi-employer pension plan exit liability	(5)	132	7
Gain from unconsolidated entities, net	—	—	(200)
Other	(16)	(36)	(70)
Tax payment related to divestitures	—	(255)	—
Postretirement benefit plan contributions	(32)	(28)	(287)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	75	(145)	76
Inventories	(54)	2	(86)
Accounts payable	(9)	(9)	115
All other current assets and liabilities	216	40	(154)

Net cash provided by (used in) operating activities	1,986	1,176	1,536
Less:
Additions to properties	(505)	(586)	(578)
Cash flow (operating cash flow less property additions) (a)	$1,481	$590	$958
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Kellogg Company and Subsidiaries
2-Year Compound Annual Growth Rate

2021 - 2019 Compound Annual Growth Rate (CAGR):
	Adjusted Operating Profit	Adjusted Earnings Per Share
2-year CAGR - currency-neutral	0-1%	1-2%
Impact of excluding divested business from 2019 base	~3%	~3%
2-year CAGR - currency-neutral excluding divested businesses from 2019 base	3-4%	4-5%

Significant items impacting comparability
Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans were recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that were recognized in the quarter they occur. We recorded a pre-tax mark-to-market charge of $91 million and $162 million for the quarter and year ended January 2, 2021, respectively. We recorded a pre-tax mark-to-market charge of $118 million and $104 million for the quarter and year ended December 28, 2019, respectively. Included within the aforementioned totals was a pre-tax mark-to-market charge for pension plans of $90 million and $154 million for the quarter and year ended January 2, 2021, respectively, and a pre-tax mark-to-market charge of $119 million and $98 million for the quarter and year ended December 28, 2019, respectively.

Project K
In 2019, the Company completed implementation of all Project K initiatives. We recorded pre-tax charges related to this program of $16 million and $54 million for the quarter and year-to-date periods ended December 28, 2019, respectively.

Brexit impacts
During 2019, with the uncertainty of the United Kingdom's (U.K.) exit from the European Union (EU), commonly referred to as Brexit, we incurred certain costs to proactively prepare for the potential adverse impacts, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $2 million and $9 million for the quarter and year-to-date periods ended December 28, 2019, respectively.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses. As a result, we incurred pre-tax charges, primarily related to reorganizations of $16 million and $38 million for the quarter and year ended January 2, 2021, respectively. We also recorded pre-tax charges of $21 million and $156 million for the quarter and year ended December 28, 2019, respectively.

Multi-employer pension plan withdrawal
During the third quarter of 2019, the Company incurred a pre-tax charge of $132 million due to withdrawing from two multi-employer pension plans. During the second quarter of 2020, the Company recorded a pre-tax gain of approximately $5 million related to the settlement of the multi-employer pension plan withdrawal liability from the prior year.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. Both the total assets and net assets of the businesses were approximately $1.3 billion, resulting in a net pre-tax gain of $38 million during the third quarter, recorded in other income and (expense). Additionally, the company recognized curtailment gains related to the divestiture totaling $17 million in our U.S. pension and nonpension postretirement plans. During 2020 the working capital adjustment was finalized, resulting in a reduction of the sale proceeds and recognition of a pre-tax expense in Other income and (expense) of $4 million.

The operating results for these businesses were included primarily in our North America reportable segment, and to a lesser extent, Latin America, prior to the sale. Reported net sales for the divested businesses totaled $562 million for the first seven months of the year ended December 28, 2019.

Additionally, during the fourth quarter of 2020, the Company divested its majority ownership of a small business in our Europe reportable segment, resulting in a pre-tax loss of $4 million. Net sales in 2020, totaled approximately $11 million for the business divested.

Impact of shipping day differences including 53rd week
During the fourth quarter of 2020, the Company had a difference in shipping days resulting from an additional week of business during the fiscal year. This impact increased reported net sales by $174 million for the year ended January 2, 2021.

Out-of-period adjustment
During the fourth quarter of 2019, the Company recorded an out-of-period adjustment to correct an error related to a prior year which increased income tax expense by $39 million.

U.S. Tax Reform
During the third quarter of 2020, the Company reversed a liability for uncertain tax positions totaling $32 million, related to the finalization of a tax examination. The liability was related to the Company's estimate of the transition tax liability in conjunction with Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.